Exhibit 10.8

Iberica Investments LLC

161 Woodbine Street, Bergenfield, NJ, 07631	Tel: 1-888-237-8943

PRIVATE AND CONFIDENTIAL

Dear Rami

Further to our various meetings and telephone conversations and based on the facts and information you have provided, this letter will serve to confirm our mutual understanding of the terms and conditions under which Todos Medical wishes to retain the services of Iberica Investments LLC (“Iberica”) as it’s financial advisor and consultant

1.	Iberica is hereby engaged by the Company to provide its best efforts assistance (“the Financing”) to the Company. In furtherance of its engagement by the Company, Iberica shall seek to:

(a)	Identify, negotiate and secure one or more equity funding arrangements including proceeds from the exercise of warrants for up to $ 12MM as may be required by and acceptable to the Company;

(b)	Identify, negotiate and secure one or more merger(s), acquisition(s), strategic alliance(s) and/or joint venture(s) partner (s) as may be acceptable to and as may be required by the Company.

2.	The Company agrees that during the term of this agreement, the Company and its respective authorized representatives will provide Iberica and its respective authorized representatives with all relevant material information and/or documentation, or subsequent changes thereto. This material information includes, but is not limited to an offering memorandum and/or any suitable offering documentation, non-disclosure agreements and/ or marketing material. Furthermore, Iberica and its respective authorized representatives and the Company and its respective authorized representatives, except as required by applicable law, shall keep confidential all non-public information, documentation and advice (“communication”) that is provided by either side to each other and their respective authorized representatives in furtherance of this agreement. Iberica and the Company and their respective authorized representatives shall not disclose such communication to others and Iberica and the Company and their respective authorized representatives shall at no time, directly or indirectly, undertake to independently utilize such communication or convey such communication to any third party, except to outside advisors and potential investors and their advisors, who need access thereto, for the purpose hereof and from whom Iberica and the Company and their respective authorized representatives have obtained undertakings of confidentiality.

At the outset of this engagement, as may be needed in furtherance of this agreement, Iberica shall:

(a)	Conduct preliminary due diligence with representatives of and any other individuals having specific knowledge relating to the objectives to be achieved.

(b)	Review and analyse all relevant financial information and/or documentation as well as any relevant strategic and operational information and/or documentation.

(c)	Assist in the revisions and/or augmentation of its business and financial plan and/or marketing materials.

4	In consideration for the services to be rendered, Iberica shall be entitled to:

a)	A success fee equal in amount to ten percent (10%) of the total value of the benefit, monetary or otherwise derived by the Company shall be earned in connection with any other activities as defined in section 1 of this Agreement. Iberica will share its fee with any broker that brings in investors based on what they negotiate so that the Company will not be required to make any additional payments or commissions to any third party other than Iberica.

The fee will be paid out of the escrow account of the closing attorney.

b)	In the event that Company is acquired by a third party introduced by Inberica and with the assistance and involvement of Iberica in respect of such acquisition, the fee will be seven percent (7%) of the total value of the benefit, monetary or otherwise derived by the Company, provided that if any fee is payable to any additional third party in respect of the consummation of such transaction, Iberica’s fees hereunder shall be included in the fees of such third party and will not be cumulative to such third party’s fees.

c)	A success fee equal in amount to ten percent (10%) of the total of any success fee earned by any registered dealer introduced to the Company by Iberica in connection with any pre and/or post IPO M&A activity. Iberica will be entitled to earn this fee in connection with any transaction that is either completed and/or initiated by the registered dealer.

Transaction Value is defined as the total of cash and cash equivalent value that is payable upon closing or at some future date.

6)	The Company agrees to reimburse Iberica for all reasonable out of pocket expenses incurred in the performance of the engagement described herein, payable upon receipt of statements of expenses submitted by Iberica and receipts, and such expenses are not to exceed $1,500 without the prior written consent of the Company.

7)	This agreement shall be governed by and construed in accordance with the laws of the State of the State of Israel.

8)	In the event of any dispute between the parties, as to the interpretation, performance or enforcement of any of the terms of this Agreement, the prevailing party shall be entitled to reimbursement from the other of all legal costs and expenses attendant, thereto, including reasonable attorneys fees.

9)	Notwithstanding the foregoing, the provisions contained herein, relating to confidentiality, to the payment of fees and expenses, will survive any termination or expiration of this Agreement.

10)	The foregoing constitutes the entire Agreement between the parties and only shall be subject to amendment or modification by mutual written consent of the parties. This Agreement will be in effect for a minimum period of three months, commencing on the date of signature of this engagement. Company may terminate this Agreement at any time with thirty (30) days prior written notice.

11)	If the foregoing correctly reflects the basis upon which you agree to retain Iberica in this connection, kindly sign and return to Iberica the enclosed copy of this letter of Agreement

Very truly yours,

Iberica Investments LLC

Per:
Ephraim Schlisser
President & CEO

Todos Medical Ltd.

Per:
Rami Zigdon
CEO